Exhibit 5.1

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

October 21, 2016

Xenetic Biosciences, Inc.

99 Hayden Ave, Suite 230

Lexington, Massachusetts 02421

Dear Sirs:

             We have acted as counsel to Xenetic Biosciences, Inc., a Nevada corporation (the “Company”), in connection with limited matters relating to the Company’s submission to the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, relating to the offering for sale of: (i) a total of up to 2,500,000 Units (the “Units”) of the Company, with certain Units consisting of one share of convertible Series B Preferred Stock (the “Preferred Shares”) and one Class A Warrant to purchase one share of common stock (the “Class A Warrants”) and certain other Units consisting of one share of convertible Series B Preferred Stock and one Class B Warrant to purchase one share of common stock (the “Class B Warrants”); (ii) up to 2,500,000 shares of common stock of the Company issuable upon conversion of the Preferred Shares which are a part of the Units (the “Conversion Shares”), and (iii) up to 2,500,000 total shares of common stock of the Company issuable upon exercise of the Class A Warrants and the Class B Warrants (the “Warrant Shares”).

              In this connection, we have (i) examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the sale of the Units by the Company will be authorized, and at a price established, by the Board of Directors of the Company in accordance with Nevada law. We have undertaken no independent verification with respect to such matters.

              On the basis of the foregoing, and subject to and conditioned upon the Company filing with the Secretary of State of the State of Nevada the form of Certificate of Designation of Series B Preferred Stock included as Exhibit 3.9 to the Registration Statement, we are of the opinion that:

1.             The Units, the Preferred Shares, the Class A Warrants and the Class B Warrants, when sold and issued against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to equitable principles of general applicability.

2.             The Preferred Shares, when sold and issued against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.             The Conversion Shares, when issued by the Company in accordance with the terms of the Certificate of Designation of the Company’s Series B Preferred Stock, will be validly issued, fully paid, and non-assessable.

4.             The Warrant Shares, when issued and sold by the Company in accordance with the terms of the Class A Warrants or the Class B Warrants, as applicable, will be validly issued, fully paid and non-assessable.

              We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Laxague Law, Inc. By: /s/ Joe Laxague Joe Laxague, Esq.